Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Keystone Automotive Industries, Inc.

We have audited the accompanying consolidated balance sheets of Keystone Automotive Industries, Inc. as of March 30, 2007 and March 31, 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended March 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Automotive Industries, Inc. at March 30, 2007 and March 31, 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 30, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 10 to the consolidated financial statements, on April 1, 2006, the Company changed its method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123(R) as of April 1, 2006. Additionally, as discussed in Note 9 to the consolidated financial statements, the Company changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans in accordance with Statement of Financial Accounting Standards No. 158 as of March 30, 2007.

/s/ ERNST & YOUNG LLP

Los Angeles, California
June 8, 2007

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 30, 2007	March 31, 2006
A S S E T S
Current assets:
Cash and cash equivalents	$20,593	$4,733
Accounts receivable, less allowance for doubtful accounts of $843 in 2007 and $935 in 2006	65,154	56,774
Inventories, primarily finished goods	133,877	128,458
Prepaid expenses and other current assets	7,840	9,118
Deferred taxes	11,235	8,019

Total current assets	238,699	207,102
Property, plant and equipment, at cost:
Land	597	597
Buildings and leasehold improvements	18,852	14,583
Machinery and equipment	55,085	46,163
Furniture and fixtures	10,005	8,716

	84,539	70,059
Accumulated depreciation and amortization	(45,483)	(36,346)

	39,056	33,713
Goodwill	39,568	39,369
Other intangibles, net of accumulated amortization of $1,932 in 2007 and $1,544 in 2006	1,017	1,402
Other assets	5,944	4,533
Deferred taxes	2,696	2,574

Total assets	$326,980	$288,693

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Current liabilities:
Credit facility	$—	$9,544
Accounts payable	36,053	35,310
Accrued salaries, wages and related benefits	11,245	8,636
Other accrued liabilities	13,635	10,883
Income taxes payable	2,329	—

Total current liabilities	63,262	64,373
Other long-term liabilities	3,687	1,373
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, no par value:
Authorized shares—3,000
None issued and outstanding
Common stock, no par value:
Authorized shares—50,000
Issued and outstanding shares—16,371 in 2007 and 16,210 in 2006, at stated value	101,661	97,956
Restricted stock	—	1,154
Additional paid-in capital	15,000	10,470
Retained earnings	143,683	113,359
Accumulated other comprehensive (loss) income	(313)	8

Total shareholders’ equity	260,031	222,947

	$326,980	$288,693

See accompanying notes.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Year Ended
	March 30, 2007	March 31, 2006	April 1, 2005
Net sales	$713,955	$628,328	$557,705
Cost of sales	395,338	346,362	314,792

Gross profit	318,617	281,966	242,913
Operating expenses:
Selling and distribution	199,749	189,665	167,721
General and administrative	71,238	56,732	54,258

	270,987	246,397	221,979

Operating income	47,630	35,569	20,934
Other income	2,936	2,243	2,881
Interest expense	(299)	(770)	(259)

Income before income taxes	50,267	37,042	23,556
Income taxes	19,943	14,784	9,296

Net income	$30,324	$22,258	$14,260

Per Common Share:
Net income per share:
Basic	$1.86	$1.39	$.91

Diluted	$1.84	$1.38	$.90

Weighted average common shares outstanding:
Basic	16,276	16,000	15,642

Diluted	16,450	16,095	15,787

See accompanying notes.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Common Stock		Restricted Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Total
	Shares	Amount
Balance at March 26, 2004	15,443	$89,492	$180	$5,967	$76,841	$(953)	$171,527
Net income	—	—	—	—	14,260	—	14,260
Defined benefit plan funding adjustments net of taxes of $209	—	—	—	—	—	(334)	(334)
Foreign currency exchange	—	—	—	—	—	564	564

Comprehensive income	—	—	—	—	—	—	14,490
Stock options exercised	396	3,752	—	—	—	—	3,752
Full-value shares	—	—	280	—	—	—	280
Tax benefit of stock options exercised	—	—	—	1,728	—	—	1,728

Balance at April 1, 2005	15,839	$93,244	$460	$7,695	$91,101	$(723)	$191,777
Net income	—	—	—	—	22,258	—	22,258
Defined benefit plan funding adjustments net of taxes of $348	—	—	—	—	—	546	546
Foreign currency exchange	—	—	—	—	—	185	185

Comprehensive income	—	—	—	—	—	—	22,989
Stock options exercised	371	4,712	—	—	—	—	4,712
Full-value shares	—	—	694	—	—	—	694
Tax benefit of stock options exercised	—	—	—	2,775	—	—	2,775

Balance at March 31, 2006	16,210	$97,956	$1,154	$10,470	$113,359	$8	$222,947
Net income	—	—	—	—	30,324	—	30,324
Adjustment to initially apply SFAS No. 158, net of taxes $262	—	—	—	—	—	(420)	(420)
Defined benefit plan funding adjustments net of taxes of $17	—	—	—	—	—	(26)	(26)
Foreign currency exchange	—	—	—	—	—	125	125

Comprehensive income	—	—	—	—	—	—	30,003
Stock options exercised	154	2,753	—	—	—	—	2,753
Full-value shares	7	952	(1,154)	2,164	—	—	1,962
Stock-Based Compensation	—	—	—	1,238	—	—	1,238
Excess tax benefit of stock based compensation	—	—	—	1,045	—	—	1,045
Other	—	—	—	83	—	—	83

Balance at March 30, 2007	16,371	$101,661	$—	$15,000	$143,683	$(313)	$260,031

See accompanying notes.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended
	March 30, 2007	March 31, 2006	April 1, 2005
Operating activities
Net income	$30,324	$22,258	$14,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,844	7,897	7,524
Amortization of other intangibles	388	534	403
Deferred taxes	(3,338)	(954)	234
Loss on closures/impairment	—	—	174
Provision for losses on uncollectible accounts	1,096	1,065	962
Provision for write-down of inventories	1,374	2,975	2,949
Stock based compensation	3,200	694	355
Excess tax benefit from stock based compensation	(1,045)	—	—
(Loss) gain on sales of assets	(64)	(75)	73
Tax benefit of stock options exercised	—	2,775	1,728
Changes in operating assets and liabilities:
Accounts receivable	(9,457)	(5,538)	(6,278)
Inventories	(6,688)	(7,120)	(14,823)
Prepaid expenses and other assets	(1,356)	(4,676)	1,724
Accounts payable	743	9,360	6,917
Accrued salaries, wages and related benefits	2,609	1,459	(1,330)
Other accrued liabilities	6,270	3,001	2,563
Other, net	—	—	(59)

Net cash provided by operating activities	33,900	33,655	17,376
Investing activities
Proceeds from sales of assets	205	402	766
Acquisitions of certain distribution centers, net of cash received	(341)	(37,185)	(2,613)
Insurance proceeds related to damaged property	1,223	—	—
Purchases of property, plant and equipment	(13,381)	(10,383)	(8,375)

Net cash used in investing activities	(12,294)	(47,166)	(10,222)
Financing activities
(Payments) borrowings under bank credit facility, net	(9,544)	9,544	(10,000)
Principal payments on long-term debt	—	(66)	(28)
Proceeds from stock option exercises	2,753	4,712	3,752
Excess tax benefit from stock based compensation	1,045	—	—

Net cash (used in) provided by financing activities	(5,746)	14,190	(6,276)

Net increase in cash and cash equivalents	15,860	679	878
Cash and cash equivalents at beginning of year	4,733	4,054	3,176

Cash and cash equivalents at end of year	$20,593	$4,733	$4,054

Supplemental disclosures:
Interest paid during the year	$330	$772	$274
Income taxes paid during the year	19,259	11,926	6,513
Supplemental disclosure of non-cash transactions:
Minimum pension liability adjustment	$446	$(546)	$334
Property, plant and equipment purchased and included in accounts payable and other long-term liabilities	1,933	—	—

See accompanying notes.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 30, 2007

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Keystone Automotive Industries, Inc. (“Keystone”) and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Business Information

The Company operates in one business segment. The principal business of the Company is the distribution of collision replacement parts for automobiles and light trucks to collision repair shops through a network of distribution centers located within the United States and Canada.

The Company’s product offerings, comprised of more than 22,000 stock keeping units, may be divided into four primary categories: (i) the Company’s core business continues to be automotive body parts which consist primarily of fenders, hoods, headlight and taillight assemblies, radiators, condensers and grilles, (ii) the Company distributes new and remanufactured plastic bumper covers and steel bumpers manufactured by multiple domestic and foreign manufacturers, (iii) the Company distributes paint and other materials used in repairing a damaged vehicle primarily to repair shops and (iv) the Company distributes wheels and related products.

Fiscal Year

The Company uses a 52/53 week fiscal year. The Company’s fiscal year ends on a Friday, usually the Friday closest to the last day of March. The fiscal year ended April 1, 2005 included 53 weeks and the fiscal years ended March 30, 2007 and March 31, 2006 each included 52 weeks.

Accounting Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Risk

Accounts receivable subject the Company to a potential concentration of credit risk. Substantially all of the Company’s customers are in the auto body repair business, none representing more than 1% of sales. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have consistently been within management’s expectations.

During 2007 and 2006, by dollar amount, the Company imported 59% and 56% of its products directly or indirectly from Asia, respectively.

Fair Values of Financial Instruments

Fair values of cash and cash equivalents, accounts receivable, accounts payable, credit facility and other short-term obligations approximate cost due to the short period of time to maturity.

Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are held by major financial institutions.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company adjusts its allowance monthly based upon a formula relating to the aging of its receivables. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories

The Company’s inventories consist primarily of automotive aftermarket collision replacement parts, paint and related items. Inventories are stated at the lower of cost (weighted-average method) or market.

Long-Lived Assets

The Company reviews the recoverability of its long-lived assets as required by Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance, and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made. The Company has determined that no impairment  of long-lived assets exists as of March 30, 2007.

Depreciation and Amortization

The Company uses the straight-line method for calculating depreciation and amortization of property, plant, and equipment over the following estimated useful lives:

Buildings	20 years
Machinery and equipment	5-12 years
Furniture and fixtures	5-7 years
Auto and truck	3-5 years
Computer hardware and software	3-5 years
Leasehold improvements	Term of lease or life of the asset, whichever is shorter

The Company capitalized approximately $0.9 million, $1.2 million and $2.5 million incurred during fiscal 2007, fiscal 2006 and fiscal 2005, respectively, for the development of internal use computer software in accordance with the American Institute of Certified Public Accountant’s Statement of Position 98-1, “Accounting for the Cost of Computer Software Developed or Obtained for Internal Use”.

Goodwill and Other Intangibles

The Company records goodwill as a result of acquisitions and analyzes its goodwill for impairment at least annually under SFAS No. 142, “Goodwill and Other Intangible Assets.” The determination of the value of goodwill requires it to make estimates and assumptions that affect its consolidated financial statements. In assessing the recoverability of our goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine fair value of the respective assets. If these estimates or their related assumptions change in the future, the Company may be required to record impairment charges for these assets. The Company performs goodwill impairment tests on an annual basis and between annual tests whenever events may indicate that an impairment exists.

As of March 30, 2007, the Company had $39.6 million in goodwill that is subject to annual impairment tests. If the Company is required to recognize goodwill impairments in future periods, the Company would report those impairment losses as part of its operating results. The Company determined that no adjustments were necessary when it performed its annual impairment testing in the fourth quarter of fiscal 2007, 2006 and 2005, respectively.

Other intangibles are comprised of covenants not to compete. Covenants not to compete are amortized using the straight-line method over the terms of the agreements, generally 5-10 years. Amortization expense for other intangibles for the years ended March 30, 2007, March 31, 2006 and April 1, 2005 was $388,000, $531,000 and $403,000, respectively. As of March 30, 2007, the future amortization expense of other intangibles for each of the fiscal years from 2008 through 2012 is expected to be $303,000, $292,000, $267,000, $134,000, and $14,000, respectively.

Leases and Leasehold Improvements

The Company leases certain distribution centers, office space, equipment and vehicles. The Company has over 200 leases and no one lease is material to the operations of the Company. The Company accounts for its leases under the provisions of SFAS No. 13, “Accounting for Leases,” and subsequent amendments, which require that leases be evaluated and classified as operating leases or capital leases for financial reporting purposes. Certain leases contain rent escalation clauses, which are recorded on a straight-line basis over the initial term of the lease with the difference between the rent paid and the straight-line rent recorded as a deferred rent liability. Lease incentive payments received from landlords are recorded as deferred rent liabilities and are amortized on a straight-line basis over the lease term as a reduction in rent. In addition, leasehold improvements associated with these operating leases are amortized over the shorter of their economic lives or the respective lease terms. The term of each lease is generally the initial term of the lease unless external economic factors were to exist such that renewals potentially provided for in the establishing an amortization period and determining if such lease qualified as a capital or operating lease.

Prior to fiscal 2005, the Company had been recording the actual rent expense for each year of the lease. As a result, the Company’s 2005 statement of income includes an adjustment to correct its lease accounting of $0.7 million, net of tax, ($0.5 million, net of tax, related to fiscal years prior to 2005). As the correction relates solely to accounting treatment, it did not affect the Company’s historical or future cash flows.

Self-Insured Reserves

The Company is self-insured for general and automobile liability, workers’ compensation and the health care claims of its team members, although the Company maintains stop-loss coverage with third-party insurers to limit its total liability exposure. A reserve for liabilities associated with these losses is established for claims filed and claims incurred but not yet reported based upon our estimate of ultimate cost, which is calculated using analyses of historical data and valuations provided by third-party actuaries. Management monitors new claims and claim development as well as negative trends related to the claims incurred but not reported in order to assess the adequacy of our insurance reserves. While the Company does not expect the amounts ultimately paid to differ significantly from its estimates, the Company’s self-insurance reserves and corresponding selling, general and administrative expenses could be affected if future claim experience differs significantly from historical trends and actuarial assumptions.

Revenue Recognition

The Company recognizes revenue upon concluding that all of the fundamental criteria for product revenue recognition have been met. Such criteria are usually met at the time title passes to the customer, typically at the time of delivery or shipment. The costs related to shipping and handling fees are included in selling and distribution expenses. The Company provides its customers the right to return products that are damaged or defective. The effect of these programs is estimated and current period sales and costs of sales are reduced accordingly.

Other Income

The Company’s other income consists primarily of finance fees related to past-due customer accounts. During fiscal 2007, other income also included approximately $1.5 million related to insurance proceeds received from prior year property loss claims and proceeds received from the Company’s portion of an antitrust lawsuit concerning automotive refinishing paint pricing.

Stock-Based Compensation

Prior to April 1, 2006, the Company accounted for its stock-based compensation plans as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB No. 25. Accordingly, the Company recorded no compensation cost in its statements of operations prior to fiscal 2007 for its fixed price stock option grants, as the exercise price equaled the fair market value of the underlying stock on the grant date.

On April 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123R. SFAS No. 123R replaces SFAS 123 and supersedes APB Opinion No. 25 and subsequently issued stock option related guidance. The Company elected to use the modified-prospective transition method of implementation. Under this transition method, stock-based compensation expense for fiscal 2007 included compensation expense for all stock-based awards granted subsequent to April 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R, and compensation expense for all stock-based awards granted prior to but unvested as of April 1, 2006 based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123.

New Accounting Standards

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defined fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently in the process of evaluating the impact of SFAS 157 on the Company’s consolidated financial position, results of operations and cash flows.

In September 2006, the SEC released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides interpretive guidance on how public companies quantify financial statement misstatements, including misstatements that were not material to prior years’ financial statements. The Company adopted SAB 108 during its fiscal year ended March 30, 2007. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2006, the FASB issued FIN No. 48, “Accounting for Uncertainty in Income Taxes an interpretation of FASB Statement No. 109.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 requires the enterprise to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any part of the benefit can be recognized. Additionally, FIN No. 48 provides guidance on recognition measurement, derecognition, classification, related interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of the adoption of FIN No. 48 on our results of operations and financial position.

2.	ACQUISITIONS

The Company acquired certain assets of A-1 Auto Paint and Supply, Inc., a distributor of automotive paint and supplies in Escanaba, Michigan in January 2007. This acquisition was accounted for under the purchase method of accounting and accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair value at the date of the acquisition. The results for fiscal 2007 and fiscal 2006, assuming that the acquisition of A-1 Auto Paint and Supply, Inc. had been made at the beginning of fiscal 2006, would not have been materially different from the results presented.

In October 2005, the Company acquired substantially all of the assets of Veng USA LLC, a distributor of aftermarket collision replacement parts in the Northeast. Veng USA LLC had locations in Seekonk and Woburn, Massachusetts; Manchester and Milford, Connecticut; Manchester, New Hampshire and Auburn, Maine. The Company acquired these companies for approximately $36.5 million in cash, net of cash received. This acquisition was accounted for under the purchase method of accounting and accordingly the assets and liabilities have been recorded at their estimated fair value as of the date of acquisition. The excess of purchase price over the estimated fair values of the assets acquired was approximately $27.4 million and has been recorded as goodwill.

The following table summarizes the amounts assigned to assets acquired and liabilities assumed at the date of the acquisition of Veng USA LLC:

October 2005
(in thousands)
Receivables	$2,582
Inventories	4,412
Other current assets	209
Property and equipment	1,372
Goodwill	27,372
Other intangibles	925

Total assets acquired	$36,872
Other accrued liabilities	(372)

Net assets acquired	$36,500

The following unaudited pro forma information presents the results of operations of the Company as if the acquisition of Veng USA LLC had taken place at the beginning of the applicable periods:

March 31, 2006
(in thousands, except per share amounts)
Net sales	$648,605
Net income	22,840
Earnings per diluted share	$1.42

In June 2005, the Company acquired certain assets of S&E Auto Panels, LLC, a distributor of aftermarket collision replacement parts in Dexter, Missouri. The results for fiscal 2006 and 2005, assuming that the acquisition of S&E Auto Panels, LLC had been made at the beginning of fiscal 2005, would not have been materially different from the results presented.

During fiscal 2005, the Company acquired certain assets of Lincoln Bumper, Inc., a distributor of aftermarket collision replacement parts in Lincoln, Nebraska in June 2004 and of Royal Bumper Service, a recycler of plastic bumpers in Newberg, Oregon at the beginning of fiscal 2005. In November 2004, the Company acquired all of the outstanding capital stock of Chambers Parts Distributors, a distributor of after marked collision replacement parts with locations in Bangor, Manchester and Portland, Maine. The Company acquired these companies for approximately $2.6 million in cash, net of cash received. All of these acquisitions were accounted for under the purchase method of accounting and accordingly, the assets and liabilities of the acquired entities have been recorded at their estimated fair value at the dates of acquisition. The excess of purchase price over the estimated fair values of the assets acquired was approximately $1.6 million and has been recorded as goodwill. The results for fiscal 2005, assuming that this acquisition had been made at the beginning of fiscal 2005, would not have been materially different from the results presented.

The consolidated financial statements include the results of operations for each business for all periods subsequent to the applicable purchase date.

3.	FINANCING ARRANGEMENTS

The Company has in place a $75.0 million revolving secured line of credit with commercial lenders that matures on October 14, 2010. The Company has the option to expand the credit facility to $100.0 million. Advances under the revolving line of credit bear interest either at LIBOR plus 0.75% or at the lender’s prime rate. At March 30, 2007, no monies had been drawn down under the line of credit. The line of credit is subject to certain restrictive covenants set forth in the loan agreement, which requires that the Company maintain certain financial ratios. The Company was in compliance with all such covenants at March 30, 2007. The Company has outstanding lines of credit in the aggregate amount of $12.6 million issued to its primary insurers to secure the Company’s deductible reimbursement obligations. The amount of these letters of credit reduces the funds available under the Company’s credit facility. At June 1, 2007, $62.4 million was available to the Company under the line of credit.

4.	SHAREHOLDERS’ EQUITY

The Company maintains a stock repurchase plan as authorized by the Board of Directors, which at March 30, 2007, authorized the purchase of up to $4.1 million of its common stock at such times and at such prices as the President and Chief Financial Officer deemed appropriate. Repurchased shares were redeemed and treated as authorized but unissued shares. Since the inception of the plan, the Company has repurchased approximately 3.5 million shares for approximately $45.8 million, an average of $13.01 per share. No shares were repurchased during fiscal 2007, 2006 or 2005.

The Company may pay dividends at the discretion of the Board of Directors. The Company has never paid dividends.

5.	EARNINGS PER SHARE

The Company calculates basic and diluted earnings per share as required by SFAS No. 128, “Earnings Per Share.” Basic earnings per share excludes any dilutive effects of options and unvested full-value shares. Diluted earnings per share is calculated including the dilutive effects of options and unvested full-value shares, if any. The income from continuing operations is used as the numerator to determine whether potential common shares are dilutive or antidilutive. The following table sets forth the computation of basic and diluted earnings per share:

	Year Ended
	March 30, 2007	March 31, 2006	April 1, 2005
	(in thousands, except per share amounts)
Numerator:
Net income	$30,324	$22,258	$14,260

Denominator:
Denominator for basic earnings per share—weighted average shares	16,276	16,000	15,642
Effective of dilutive securities:
Employee stock options and unvested full-value shares	174	95	145

Denominator for dilutive earnings per share—adjusted weighted average shares and assumed conversions	16,450	16,095	15,787

Basic earnings per share	$1.86	$1.39	$.91

Diluted earnings per share	$1.84	$1.38	$.90

There were no antidilutive stock options nor unvested full-value shares for the fiscal years ended March 30, 2007 and March 31, 2006, and 110,000 antidilutive options for fiscal year ended April 1, 2005.

6.	RELATED PARTY TRANSACTIONS

The Company has entered into various property lease agreements with related parties, including certain of the Company’s officers and agreements with a corporation and an LLC which is owned by a family member of a Company officer. The leases contain terms up to 5 years. The Company believes that the terms and conditions of such leases with affiliated parties are no less favorable than could have been obtained from unaffiliated parties in arm’s length transactions at the time such leases were entered into. Rent expense for related party lease agreements, included in the total rent expense, amounted to $910,000, $629,000 and $478,000 for the fiscal years 2007, 2006 and 2005, respectively, exclusive of the Company’s obligation for property taxes and insurance.

7.	SALES BY PRODUCT

	Fiscal Year Ended
	March 30, 2007	March 31, 2006	April 1, 2005
	(in thousands)
Automotive body parts(1)	$378.2	$322.9	$284.3
Bumpers	214.5	188.3	164.5
Paint and related materials	62.2	60.7	59.9
Wheels and related products	56.2	52.7	43.3
Other	2.9	3.7	5.7

Total Sales	$714.0	$628.3	$557.7

(1)	Consists primarily of fenders, hoods, headlights and taillight assemblies, radiators, condensers and grilles.

8.	INCOME TAXES

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities. The provision for income taxes reflects the taxes to be paid for the period and the change during the period in the deferred tax assets and liabilities. Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested. As such, no U.S. federal and state income taxes have been provided thereon.

Significant components of the Company’s deferred tax liabilities and assets are as follows:

	March 30, 2007	March 31, 2006
	(in thousands)
Deferred tax assets:
Inventories	$4,938	$4,643
Intangibles	2,546	3,979
Accrued expenses	7,944	5,084
Stock Based Compensation	803	236
Other	520	75

Total deferred tax assets	16,751	14,017
Valuation allowance	(15)	(382)

	16,736	13,635
Deferred tax liabilities:
Prepaid expenses	(818)	(868)
Excess of book basis over tax basis of property and equipment	(1,987)	(2,174)

Total deferred tax liabilities	(2,805)	(3,042)

Net deferred tax assets	$13,931	$10,593

The Company’s deferred tax asset and the related valuation allowance for a net capital loss carryforward as a result of the 2002 write-off of its investment in an Internet company was written-off in 2007 due to the expiration of the net capital loss carryforward. A valuation allowance was recorded in 2007 related to a net capital loss incurred from the sale of the Company’s Mexican subsidiary in 2006.

Significant components of the provision for income taxes are as follows:

	Year ended
	March 30, 2007	March 31, 2006	April 1, 2005
	(in thousands)
Current:
Federal	$20,374	$13,783	$8,214
State	2,066	1,544	805
Foreign	842	411	70

	23,281	15,738	9,089
Deferred:
Federal	(2,967)	(878)	86
State	(301)	(98)	8
Foreign	(70)	22	113

	(3,338)	(954)	207

	$19,943	$14,784	$9,296

The reconciliation of income taxes at the U.S. federal statutory tax rate to reported income tax expense is as follows:

	Year ended
	March 30, 2007	March 31, 2006	April 1, 2005
	(in thousands)
Income taxes at statutory tax rate	$17,593	$12,965	$8,245
State income taxes, net of federal tax effect	1,709	1,404	787
Non-deductible expenses	410	215	180
Rate change and other	216	195	85
Valuation allowance	15	5	(1)

	$19,943	$14,784	$9,296

9.	EMPLOYEE BENEFIT PLANS

As of March 30, 2007, the Company adopted the provision requiring recognition of the funded status of a benefit plan and disclosure of additional information under SFAS No. 158. SFAS No. 158 amended SFAS No. 87, “Employers’ Accounting for Pension,” which required entities to report at least a minimum pension liability, measured as the excess of the accumulated benefit obligation over the fair value of the plan assets. SFAS No. 158 required the Company to recognize the funded status of its postretirement plans in its consolidated balance sheet at March 30, 2007 with a corresponding adjustment to accumulated other comprehensive income or loss, net of tax. The funded status amount to be recognized by SFAS No. 158 is measured as the difference between the fair value of plan assets and the plan’s benefit obligation. This difference includes all unrecognized actuarial gain and losses, prior service cost and any remaining transition amounts that were not recognized previously in the Company’s consolidated balance sheets. SFAS No. 158 does not change the components of net periodic benefit cost and therefore, the adoption of SFAS No. 158 had no effect on the Company’s consolidated statement of operations for 2007 or for any of the prior periods and future periods. The difference mentioned above will be subsequently recognized as net periodic benefit costs pursuant to the Company’s historical accounting policy for amortizing such amounts.

Items deferred under SFAS No. 87 are now recognized as a component of accumulated other comprehensive income, net of all applicable taxes.

Defined benefit plans

The Company suspended its defined benefit pension plan (the Plan) effective January 1, 1997. Plan benefits are based on an employee’s years of service and the compensation during the five years of employment which would yield the highest average compensation.

The incremental effect of applying SFAS No. 158 related to this plan on individual line items in the Company’s consolidated balance sheet at March 30, 2007 is as follows (amounts in thousands):

	Before Adoption of SFAS No. 158	Effect of Adopting SFAS No. 158	After Adoption of SFAS No. 158
Prepaid pension cost	$1,604	$—	$1,604
Additional liability	1,869	(1,869)	—
Accrued pension benefit liability	(265)	—	(265)
Accumulated other comprehensive loss	1,869	—	1,869

The net periodic pension cost for all the Company’s benefit plans was as follow:

	Pension Benefits
	March 30, 2007	March 31, 2006	April 1, 2005
	(in thousands)
Service cost	$110	$120	$118
Interest cost	277	293	316
Recognized losses	114	580	427
Expected return on assets	(389)	(349)	(344)

	$112	$644	$517

The estimated net loss for the plan expected to be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $136,000.

The following is a summary of the status of the funding of the plans:

	Pension Benefits
	March 30, 2007	March 31, 2006
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$5,455	$5,510
Service cost	110	120
Interest cost	277	293
Actuarial (gains) losses	(242)	417
Benefits paid	(390)	(885)

Benefit obligation at end of year	$5,210	$5,455

Change in plan assets:
Fair value of plan assets at beginning of year	$5,278	$4,210
Actual return on plan assets	57	1,081
Company contributions	—	872
Benefits paid	(390)	(885)

Fair value of plan assets at end of year	$4,945	$5,278

Funded status:
Funded status of the plan (underfunded)	$(265)	$(177)
Unrecognized net actuarial losses	1,869	1,144

Net amount recognized	$1,604	$967

Amounts recognized in the statement of financial position:
Accrued benefit liability	$(265)	$(177)
Accumulated other comprehensive loss	1,869	1,144

Net amount recognized	$1,604	$967

The weighted-average asset allocations of the Company’s defined benefit plan at March 30, 2007 and March 31, 2006 by asset category, are as follows:

	Fiscal year ended
	March 30, 2007	March 31, 2006
Plan Assets:
Equity securities	97%	95%
Debt securities	—%	4%
Other	3%	1%

Total	100%	100%

The above asset allocations are above the Company’s target asset allocation ranges, which are as follows: equity securities 70% to 90%, debt securities 0% to 20% and other securities of 0% to 10%. At March 30, 2007 and March 31, 2006, the plan held 31,200 shares of common stock of the Company with a market value of $1,051,000 and $1,317,000, respectively.

The following is a summary of benefit payments expected to be paid during the fiscal year ending in:

Defined Benefit Plan
(In thousands)
2008	$326
2009	306
2010	301
2011	296
2012	303
2013 – 2017	1,494

Total	$3,026

The Company’s contribution for Company-sponsored retirement plans was as follows:

	Fiscal year ended
	March 30, 2007	March 31, 2006	April 1, 2005
401(k) Plan	$1,860	$1,523	$1,505
Defined Benefit Plan	—	872	1,068

Total	$1,860	$2,395	$2,573

In determining the actuarial present value of projected benefit obligations at March 30, 2007 and March 31, 2006, a discount rate of 5.75% and 5.50%, respectively, was used. There are no future compensation increases due to the suspension of benefit accruals. The expected long-term annual rate of return on assets was 8% for the year ended March 30, 2007 and March 31, 2006. The Company does not expect to make any contribution to the defined benefit plan during fiscal year 2008.

401(k) Plan

The Company maintains a 401(k) plan, as amended, that covers substantially all of its employees. Employees who have completed more than one year of service are eligible and may contribute from 1% to 50% of their base pay. The Company matches 50% of the first 6% of employee contributions. Employee contributions vest immediately, while employer contributions vest based on years of service.

10.	STOCK COMPENSATION PLANS

The Company adopted its 2005 Omnibus Incentive Plan (the “2005 Plan”) in August 2005, pursuant to which awards of nonqualified stock options, service-based shares and performance-based shares have been made. The 2005 Plan replaced the Company’s 1996 Employee Stock Incentive Plan (the “1996 Plan”). The 2005 Plan as adopted authorized the issuance of up to 1,850,000 shares plus shares awarded under the 1996 Plan to the extent outstanding awards are forfeited, expire or otherwise terminate without the issuance of shares. As of March 30, 2007, approximately 1.3 million shares remained available for grant under the 2005 Plan. Of the share authorization under the 2005 Plan, an aggregate of 740,000 full-value shares may be awarded and at March 30, 2007, 508,484 shares remain available for grant as full-value awards (service-based and performance-based shares.)

Prior to April 1, 2006, the Company accounted for its stock-based compensation plans as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” or APB No. 25. Accordingly, the Company recorded no compensation cost in its statements of income prior to fiscal 2007 for its fixed price stock option grants as the exercise price equaled the fair market value of the underlying stock on the grant date.

On April 1, 2006, the Company adopted the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment,” or SFAS No. 123(R). SFAS No. 123(R) replaces SFAS No. 123 and supersedes APB Opinion No. 25 and subsequently issued stock option related guidance. The Company elected to use the modified-prospective transition method of implementation. Under this transition method, stock-based compensation expense for fiscal 2007 included compensation expense for all stock-based awards granted subsequent to April 1, 2006 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R), and compensation expense for all stock-based awards granted prior to but unvested as of April 1, 2006 based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123.

The Company used the Black-Scholes option-pricing model to value all options and the straight-line method to amortize this fair value as compensation cost over the requisite service period. Total stock option compensation expense included in general and administrative expenses in the Company’s statement of income for fiscal 2007 was $1.2 million. The related income tax benefit was $0.5 million. The Company did not record any stock option compensation expense for fiscal 2006 and 2005. In accordance with the modified-prospective transition method of SFAS No. 123(R), the Company has not restated prior periods.

As a result of adopting SFAS No. 123(R) on April 1, 2006, the Company’s earnings before income tax expense and net earnings for fiscal 2007, was $1.2 million and $0.7 million lower, respectively, than if the Company had continued to account for stock-based compensation under APB No. 25. The related impact to basic and diluted earnings per share for fiscal 2007 was approximately $0.05 per share.

Prior to adoption of SFAS No. 123(R), the Company reported all income tax benefits resulting from the exercise of stock options as operating cash inflows in its consolidated statements of cash flow. In accordance with SFAS No. 123(R), the Company revised its statement of cash flows presentation to include the excess tax benefits from the exercise of stock options as financing cash inflows rather than operating cash inflows. Accordingly, for fiscal 2007, the Company reported $1.0 million of excess tax benefits as a financing cash inflow.

The following table reflects the impact on net income and earnings per share as if the Company had applied the fair value based method of recognizing stock-based compensation costs as prescribed by SFAS No. 123 as amended by SFAS No. 148 for fiscal years 2006 and 2005.

	Year Ended March 31, 2006	Year Ended April 1, 2005
	(in thousands, except per share amount)
Pro forma:
Net income—as reported	$22,258	$14,260
Add: Stock-based compensation as reported in net income	418	216
Less: Fair value stock-based compensation	(937)	(604)

Net income—pro forma	$21,739	$13,872

Net income per share—as reported:
Basic	$1.39	$0.91

Diluted	$1.38	$0.90

Net income per share—pro forma:
Basic	$1.36	$0.89

Diluted	$1.35	$0.88

The following table summarizes the fixed price stock option transactions as of March 30, 2007:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Fixed Price Options
Outstanding at beginning of year	515,256	$20.15
Granted	217,315	35.94
Exercised	(154,067)	17.87
Forfeited	(21,468)	25.00

Outstanding at March 30, 2007	557,036	$26.75	7.45	$4,437

Exercisable at March 30, 2007	178,440	$17.88	5.14	$2,822

The aggregate intrinsic value in the preceding table is based on the Company’s closing stock price of $33.70 as of the last trading day of the period ended March 30, 2007. The aggregate intrinsic value of options (the amount by which the market price of the stock on the date of exercise exceeded the exercise price of the option) exercised during fiscal years ended March 30, 2007, March 31, 2006 and April 1, 2005 was $2.9 million, $7.8 million and $4.6 million, respectively. As of March 30, 2007, there was $3.8 million of unrecognized compensation expense related to non-vested fixed price stock options that is expected to be recognized over a weighted-average period of 2.5 years.

The fair value of stock options granted during fiscal years ended March 30, 2007, March 31, 2006 and April 1, 2005 was $16.21 per share, $8.84 per share and $6.11 per share, respectively. The fair value of each stock option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	March 30, 2007	March 30, 2006	April 1, 2005
Black-Scholes Option Valuation Assumptions
Risk free interest rate(1)	5.03%	4.46%	4.55%
Expected life in years(2)	5.25%	4.00%	4.00%
Expected volatility(3)	41.59%	40.64%	39.52%
Expected dividend yield	0%	0%	0%

(1)	The risk-free interest rate is based on a U.S. Treasury constant maturity interest rate whose term is consistent with the expected life of the Company’s stock options.
(2)	The expected life of the Company’s stock options represents the estimated period of time until exercise and is based on historical experience of such awards.
(3)	Expected volatility is based on the historical volatility of the Company’s common stock for the period consistent with the life of the Company’s stock options.

The Company’s full value service-based share awards have a vesting period of one to four years. Compensation expense, representing the fair market value of the shares at the date of grant, net of assumptions regarding estimated future forfeitures, are charged to earnings over the vesting period. Compensation expense included in general and administrative expenses in the Company’s statement of income, relating to these share grants for fiscal years ended March 30, 2007, March 31, 2006 and April 1, 2005 was $1.3 million and $0.7 million and $0.4 million, respectively.

The following table summarizes the full value service-based stock transactions for fiscal year ended March 30, 2007:

	Number of Shares	Weighted-Average Grant Date Fair Value
Shares of Service-Based Stock:
Outstanding at April 1, 2006	58,522	$27.63
Granted	73,493	37.62
Vested	(6,522)	27.53
Forfeited	(5,365)	30.65

Outstanding at March 30, 2007	120,128	$32.95

The Company’s performance-based share awards entitle participants to acquire shares of Common Stock upon the attainment of specific performance goals over a fixed performance period. Compensation expense, representing the fair market value of the shares at the date of the grant, net of assumptions regarding future forfeitures and the likelihood that the performance targets will be attained, is charged to earnings over the performance period. Compensation expense of $0.7 million was recognized for fiscal year ended March 30, 2007 and was included in general and administrative expenses in the Company’s statement of operations for the period. There was no compensation expense relating to the share grants incurred for fiscal years ended March 31, 2006 and April 1, 2005.

The following table summarizes the performance-based share transactions for fiscal years ended March 30, 2007:

	Number of Shares	Weighted-Average Grant Date Fair Value
Shares of Performance-Based Stock:
Outstanding at April 1, 2006	—	—
Granted(1)	108,840	$35.94
Forfeited	(4,174)	35.94
Earned	—	—

Outstanding at March 30, 2007	104,666	$35.94

(1)

Under the grant, from zero to 108,840 shares may be earned, with the target performance resulting in the issuance of 54,420 shares. For compensation expense purposes, the Company assumed a range of 163% to 187% of the target performance would be met with no forfeitures, which range has been determined based on the Company’s current forecasted estimate to target.

As of March 30, 2007, there was $5.7 million of unrecognized compensation expense related to service-based and performance-based shares that is expected to be recognized over a weighted-average period of approximately 2.5 years.

11.	COMMITMENTS AND CONTINGENCIES

The Company leases substantially all of its property and a portion of its plant and equipment. Certain of the leases contained renewal options from two to five years.

Future minimum lease payments, under non-cancelable operating leases with initial terms of one year or more, are approximately as follows at March 30, 2007:

	Related Party Leases	Other	Total Operating Leases
	(in thousands)
2008	$572	$20,572	$21,144
2009	575	16,879	17,454
2010	201	13,129	13,330
2011	63	9,687	9,750
2012	—	7,544	7,544
Thereafter	—	28,010	28,010

Total minimum rental payments	$1,411	$95,821	$97,232

Total rent expense amounted to approximately $24,858,000, $22,773,000 and $20,881,000 for fiscal 2007, 2006 and 2005, respectively, exclusive of the Company’s obligation for property taxes and insurance.

On December 2, 2005, Ford Global Technologies, LLC (“Ford”) filed a complaint with the United States International Trade Commission (“USITC”) against the Company and five other named Respondents, including four Taiwan-based manufacturers. On December 12, 2005, Ford filed an Amended Complaint. Both the Complaint and the Amended Complaint charge the Company and the other Respondents with infringement of 14 design patents that Ford alleges cover eight parts on the 2004-2005 Ford F-150 truck (the “Ford Design Patents”). Ford asked the USITC to issue a permanent general exclusion order excluding from entry into the United States all automotive parts that infringe the Ford Design Patents and that are imported into the United States, sold for importation in the United States, or sold within the United States after importation. Ford also sought a permanent order directing the Company and the other Respondents to cease and desist from, among other things, selling, marketing, advertising, distributing and offering for sale imported automotive parts that infringe the Ford Design Patents. On December 28, 2005, the USITC issued a Notice of Investigation based on Ford’s Amended Complaint. The USITC’s Notice of Investigation was published in the Federal Register on January 4, 2006.

On January 23, 2006, the Company filed its Response to the Complaint and Notice of Investigation. In the Response, the Company denied, among other things, that any of the Ford Design Patents is valid and/or enforceable and, accordingly, denied each and every allegation of infringement. The Company further asserted several affirmative defenses, any of which, if successful, would preclude the USITC from granting any of Ford’s requested relief. In interlocutory rulings, the Administrative Law Judge (“ALJ”) struck the Company’s affirmative defenses of patent exhaustion, permissible repair, license and patent misuse and the Company’s affirmative defense that each of the patents is invalid for failure to comply with the ornamentality requirement of 35 U.S.C.§171. Additionally, the ALJ granted Ford’s request to drop four patents from the investigation. A hearing before the ALJ took place the last week of August 2006.

On December 4, 2006, the ALJ issued an Initial Determination upholding seven of Ford’s design patents and declaring the remaining three design patents to be invalid. Both Ford and the Company petitioned the Commission to review and set aside portions of the ALJ’s Initial Determination. The Company’s petition also sought review of the ALJ’s interlocutory rulings concerning certain of its affirmative defenses. On March 20, 2007, the USITC decided not to review the ALJ’s Initial Determination. Initially, the USITC determined that it would render its order on remedy, bonding, and public policy on May 4, 2007. However, on April 30, 2007, the United States Supreme Court decided the case of KSR International Co. v. Teleflex Inc., which addressed claims of obviousness in patent law and which may have potential implications relative to the Respondent’s case before the USITC. The Respondents filed a petition for reconsideration with the USITC on May 1, 2007 based on the decision in the KSR case. On May 4, 2007, the USITC extended the deadline for rendering its order on remedy, bonding, and public policy until June 6, 2007, so that it could review its decision not to review the ALJ’s Initial Determination in light of the KSR case.

On June 6, 2007, the USITC issued its Notice of Final Determination. The Notice of Final Determination denied Respondent’s petition for reconsideration and their motion for leave to supplement their petition. In addition, the USITC issued a general exclusion order prohibiting the importation of certain automotive parts found to infringe the seven Ford design patents found valid. Unless the President of the United States disapproves the general exclusion order within the 60-day period immediately following entry of the remedial order, the USITC’s decision finding a violation of Section 337 will become final on August 6, 2007, at which time the Respondents will have the opportunity to file an appeal with the United States Federal Circuit Court of Appeals. In the Notice of Final Determination, the USITC set the bond for importation of the parts during the 60-day Presidential review period at 100% of the entered value of the parts. In addition, on May 18, 2007, Ford filed a Notice of Appeal with the United States Federal Circuit Court of Appeals with regard to the three patents declared invalid in the ALJ’s Initial Determination. The Respondents expect to intervene in the appeal in support of the USITC and the ALJ’s decision finding three of Ford’s patents invalid.

The Company will continue to defend this action vigorously. To date, the Company’s sales of these parts have been minimal, but as the design for the 2004 model is incorporated into later year models of the F-150 and these trucks have been on the road longer, the sale of aftermarket replacement parts will increase substantially. If the 10 design patents in question are ultimately upheld on appeal as valid and infringed, it is not anticipated that the loss of sales of these parts over time would be materially adverse to the financial condition or results of operations of the Company. However, depending upon the nature and extent of any adverse ruling, other car manufacturers may attempt to assert similar allegations based upon design patents on a significant number of parts for several of its models, which over time could have a material adverse impact on the entire aftermarket parts industry.

On December 1, 2006, MQVP, Inc. (“MQVP”) filed a lawsuit against the Company in the Federal Bankruptcy Court in Detroit, Michigan. MQVP, an independent validator of certain alternative collision replacement parts sold by qualified distributors such as the Company, filed for protection under Chapter 11 of the Bankruptcy Code in August 2006. MQVP alleges that the Company distributed non-MQVP approved parts, used the “MQVP” service mark without MQVP’s permission, and traded on the goodwill of MQVP and its service mark in a way that confused the public. Based on these allegations, MQVP is seeking at least $20 million in damages and equitable relief based on several claims (including false designation of origin, false advertising, unfair competition, breach of contract, and interference with business expectancy). The Company has denied the allegations in MQVP’s complaint and brought its own claims against MQVP for breach of contract, unjust enrichment, and cancellation of the “MQVP” service mark. The case is now in the discovery stage, with both parties having submitted discovery requests to the other. In addition, the Company has joined with Results System Corporation, a secured lender of MQVP, to submit a plan of reorganization in the bankruptcy proceeding. Based on the Company’s evaluation of this lawsuit to date, the Company does not believe it has any liability to MQVP; however, should any liability be determined, the Company does not believe that it would have a material adverse impact on its financial position.

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position, results of operations or cash flow of the Company.

12.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended March 30, 2007 and March 31, 2006.

	Quarter Ended
	June 30	September 29	December 29	March 30
	(In thousands, except per share amounts)
2007:
Net sales	$167,673	$160,833	$185,263	$200,186
Gross profit	74,068	70,126	83,844	90,579
Net income	6,099	3,404	9,392	11,429
Per Common Share:

Net income per share:
Basic	$0.38	$0.21	$0.58	$0.70
Diluted	$0.37	$0.21	$0.57	$0.69

	Quarter Ended
	July 1	September 30	December 30	March 31
	(In thousands, except per share amounts)
2006:
Net sales	$144,781	$139,221	$164,387	$179,939
Gross profit	64,153	61,544	74,244	82,025
Net income	4,722	2,865	7,108	7,563
Per Common Share:

Net income per share:
Basic	$0.30	$0.18	$0.44	$0.47
Diluted	$0.30	$0.18	$0.44	$0.46

Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year shown elsewhere.

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	June 29, 2007	March 30, 2007
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$20,350	$20,593
Accounts receivable, net of allowance of $998 at June 2007 and $843 at March 2007	60,090	65,154
Inventories, primarily finished goods	144,388	133,877
Other current assets	16,915	19,075

Total current assets	241,743	238,699
Plant, property and equipment, net	39,076	39,056
Goodwill	43,087	39,568
Other intangibles, net of accumulated amortization of $2,013 at June 2007 and $1,932 at March 2007	1,036	1,017
Other assets	9,927	8,640

Total assets	$334,869	$326,980

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,152	$36,053
Accrued liabilities	30,450	27,209

Total current liabilities	59,602	63,262
Other long-term liabilities	6,148	3,687
Commitments and contingencies	—	—

Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000
None issued and outstanding	—	—

Common stock, no par value:
Authorized shares—50,000
Issued and outstanding shares 16,414 at June 2007 and 16,371 at March 2007	102,730	101,661

Additional paid-in capital	15,832	15,000
Retained earnings	150,340	143,683
Accumulated other comprehensive income (loss)	217	(313)

Total shareholders’ equity	269,119	260,031

Total liabilities and shareholders’ equity	$334,869	$326,980

The accompanying notes are an integral part of these condensed consolidated financial statements.

NOTE:

The balance sheet at March 30, 2007, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended June 29, 2007	Thirteen Weeks Ended June 30, 2006
Net sales	$180,678	$167,673
Cost of sales	99,340	93,605

Gross profit	81,338	74,068
Operating expenses:
Selling and distribution	49,959	48,428
General and administrative	19,800	15,593

Total operating expenses	69,759	64,021

Operating income	11,579	10,047
Other income	571	330
Interest expense	(1)	(186)

Income before income taxes	12,149	10,191
Income taxes	4,784	4,092

Net income	$7,365	$6,099

Per Common Share:
Net income per share:
Basic	$0.45	$0.38

Diluted	$0.44	$0.37

Weighted average common shares outstanding:
Basic	16,389	16,196

Diluted	16,589	16,407

The accompanying notes are an integral part of these condensed consolidated financial statements.

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended June 29, 2007	Thirteen Weeks Ended June 30, 2006
Operating activities:
Net income	$7,365	$6,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,924	2,372
Provision for losses on uncollectible accounts	277	177
Provision for write-down of inventories	579	550
Stock based compensation	927	558
Excess tax benefit from stock based compensation	(315)	(392)
Gain on sale of assets, net	(54)	(36)
Changes in operating assets and liabilities:
Accounts receivable	4,968	1,107
Inventories	(10,703)	1,799
Other assets	2,206	2,165
Accounts payable	(7,158)	(8,605)
Accrued liabilities	4,507	5,739

Net cash provided by operating activities	5,523	11,533

Investing activities:
Proceeds from sale of assets	65	63
Acquisitions of certain distribution centers, net of cash received	(3,981)	—
Purchases of property, plant and equipment	(2,824)	(2,547)

Net cash used in investing activities	(6,740)	(2,484)

Financing activities:
Payments under the bank credit facility, net	—	(9,377)
Excess tax benefit from stock based compensation	315	392
Net proceeds on option exercises	659	597

Net cash provided by (used in) financing activities	974	(8,388)

Net (decrease) increase in cash and cash equivalents	(243)	661

Cash and cash equivalents at beginning of period	20,593	4,733

Cash and cash equivalents at end of period	$20,350	$5,394

Supplemental disclosures:
Interest paid during the period	$3	$186

Income taxes paid during the period	$2,577	$695

Supplemental disclosure of non-cash transactions:
Adoption of FIN No. 48, net of tax	$708	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Keystone Automotive Industries, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

June 29, 2007

1.       Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles general accepted in the United States for interim financial information and with the instructions of Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring accruals, considered necessary for fair presentation, with respect to the interim financial statements have been included. The results of operations for the 13-week period ended June 29, 2007 are not necessarily indicative of the results that may be expected for the full year ending March 28, 2008. The comparable quarter in the prior fiscal year comprised a 13-week period. For further information, refer to the financial statements and footnotes thereto for the year ended March 30, 2007, included in Keystone Automotive Industries, Inc. Form 10-K filed with the Securities and Exchange Commission on June 13, 2007.

2.       Fiscal Year

The Company uses a 52/53 week fiscal year. The Company’s current fiscal year, which is a 52-week year, ends on March 28, 2008.

3.       Income Taxes

On March 31, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or FIN 48. FIN 48 clarifies the accounting and reporting for income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

As a result of the adoption of FIN 48, on March 31, 2007 the Company recorded an increase of $2.1 million to the liability for unrecognized tax benefits, an increase of $1.4 million to deferred tax assets and a decrease of $0.7 million to the balance of retained earnings. As of March 31, 2007, the gross amount of unrecognized tax benefits was $2.8 million. The total amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate is $1.0 million. With the adoption of FIN 48, the Company will provide for interest and penalties as a part of income tax expense. As of March 31, 2007, the gross amount of interest and penalties related to unrecognized tax benefits was $0.5 million.

Although unrecognized tax benefits for individual tax positions may increase or decrease during 2008, the Company does not anticipate significant increases or decreases to the total amount of unrecognized tax benefits during 2008 or the period one-year subsequent to June 29, 2007.

The Company and its subsidiaries file a consolidated U.S. federal income tax return and state income tax returns, some of which are on a consolidated basis. The Internal Revenue Service has examined the Company’s federal tax return for the 2002 tax year. With respect to state and local jurisdictions, the Company and its subsidiaries are generally not subject to exam for any tax years prior to 2002.

4.       New Accounting Standards

In February 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of SFAS No. 159.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defined fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. The Company is currently in the process of evaluating the impact of SFAS 157 on the Company’s consolidated financial position, results of operations and cash flows.

5.       Acquisitions

In April 2007, the Company acquired substantially all of the assets of Auto Panels Plus, LLC, a distributor of aftermarket collision replacement parts with locations in Tulsa and Oklahoma City, Oklahoma. This acquisition was accounted for under the purchase method of accounting and accordingly, the assets and liabilities have been recorded at their estimated fair value as of the date of acquisition. The results for fiscal 2008 and fiscal 2007, assuming the acquisition of Auto Panels Plus, LLC had been made at the beginning of fiscal 2007 would not have been materially different from the results presented.

The Company acquired certain assets of A-1 Auto Paint and Supply, Inc., a distributor of automotive paint and supplies located in Escanaba, Michigan in January 2007. This acquisition was accounted for under the purchase method of accounting and accordingly, the assets and liabilities of the acquired entity were recorded at their estimated fair value at the date of the acquisition. The results for fiscal 2007, assuming that the acquisition of A-1 Auto Paint and Supply, Inc. had been made at the beginning of fiscal 2007, would not have been materially different from the results presented.

6.       Stock Based Compensation

The Company adopted its 2005 Omnibus Incentive Plan (the “2005 Plan”) in August 2005, pursuant to which awards of nonqualified stock options, service-based shares and performance-based shares can be made. The Company accounts for its stock based compensation plan in accordance with the provisions of SFAS No. 123R, “Share-Based Payment”. Total stock based compensation expense included in general and administrative expenses in the accompanying condensed consolidated statements of income for the thirteen weeks ended June 29, 2007 and June 30, 2006 was $0.9 million and $0.6 million, respectively. At June 29, 2007, the remaining unrecognized compensation expense related to nonqualified stock options, service-based shares and performance-based shares was $11.3 million with a weighted-average remaining amortization period of 2.5 years.

Nonqualified stock options

During the thirteen weeks ended June 29, 2007, the Company granted 51,334 nonqualified stock options to team members with an exercise price of $42.21. The Company calculated the fair value of the granted nonqualified stock options using the Black-Scholes pricing model and will amortize the fair value compensation over the requisite service period using the straight-line method. The nonqualified stock options vest over a three year period in equal installments beginning on the first anniversary of the grant date. Additionally, the nonqualified stock options expire on the tenth anniversary of the grant date.

The grant-date fair value of each nonqualified stock option was $18.05. At June 29, 2007, the remaining compensation expense to be recognized for this grant, net of estimated forfeitures, is $0.9 million. The Company used the following Black-Scholes option-pricing assumptions to determine the fair value of stock options on the grant date:

	June 29, 2007	June 30, 2006
Black-Scholes Option Valuation Assumptions
Risk free interest rate (1)	5.00%	5.03%
Expected life in years (2)	5.25	5.25
Expected volatility (3)	38.28%	41.59%
Expected dividend yield	0%	0%
Expected forfeiture rate (4)	2.6%	0%

(1)             The risk-free interest rate is based on a U.S. Treasury constant maturity interest rate whose term is consistent with the expected life of the Company’s stock options.

(2)             The expected life of the Company’s stock options represents the estimated period of time until exercise and is based on historical experience of such awards.

(3)             Expected volatility is based on the historical volatility of the Company’s common stock for the period consistent with the life of the Company’s stock options.

(4)             Expected forfeiture rate of the Company’s stock options is based on historical experience of such awards.

Service-based shares

During the thirteen weeks ended June 29, 2007, the Company granted 41,555 full value service-based shares to team members. These shares vest on the third anniversary of the grant date. During this period, holders of these shares are entitled to voting rights, but these shares are restricted until they vest and cannot be sold by the recipient until the restriction has lapsed at the end of the three-year period.

The grant date fair value of each share was $42.21, which was equal to the market price of the Company’s stock on the grant date. At June 29, 2007, the remaining compensation expense to be recognized for this grant, net of estimated forfeitures, is $1.5 million. As compensation is amortized over the vesting period, additional paid-in capital is recognized accordingly. Full value service-based shares are not included as shares outstanding in the calculations of basic earnings per share, but are included in the number of shares used to calculate diluted earnings per share, if dilutive.

Performance-based shares

The Company’s performance-based share awards entitle participants to acquire shares of Common Stock upon the attainment of specific performance goals over a fixed performance period. During the thirteen weeks ended June 29, 2007, the Company granted performance shares to team members. These shares vest at the end of the three year performance period in an amount determined based on actual performance as compared to the specific performance goals. Under this grant, from zero to 46,198 shares may be earned, with target performance resulting in the issuance of 23,099 shares. During the performance period, holders of these shares are not entitled to voting rights.

The grant date fair value of each share was $42.21, which was equal to the market price of the Company’s stock on the grant date. At June 29, 2007, the remaining compensation expense to be recognized for this grant, net of estimated forfeitures, is $0.9 million and is based on achieving performance results equal to 100% of target. As compensation is amortized over the vesting period, additional paid-in capital is recognized accordingly. Performance shares are not included as shares outstanding in the calculations of basic earnings per share, but are included in the number of shares used to calculate diluted earnings per share, if dilutive.

7.       Employee Benefit Plans

The Company has suspended its defined benefit pension plan (the “Plan”) which was adopted to provide pension benefits to certain employees. Plan benefits are based on an employee’s years of service and the compensation during the five years of employment which would yield the highest average compensation. Effective in April 1997, the Company suspended the accrual of future benefits.

The net periodic pension cost for the Company’s benefit plan was as follows:

	Thirteen Weeks Ended
	June 29, 2007	June 30, 2006
	(in thousands)
Service cost	$31	$33
Interest cost	73	75
Expected return on plan assets	(96)	(100)
Recognized net actuarial losses	37	36
Prior service cost recognized	—	—
	$45	$44

8.       Sales By Product

	Thirteen Weeks Ended
	June 29, 2007	June 30, 2006
	(in thousands)
Automotive body parts	$93.9	$87.1
Bumpers	55.6	49.5
Paint and related materials	16.7	16.0
Wheels and related products	13.7	14.2
Other	0.8	0.9
Net Sales	$180.7	$167.7

9.       Legal Proceedings

The Company has been a party to a litigation with Ford Global Technologies, LLC before the United States International Trade Commission (“USITC”). On May 18, 2007, Ford filed a Notice of Appeal with the United States Federal Circuit Court of Appeals (“Federal Circuit”) with regard to three patents declared invalid in the Administrative Law Judge’s Initial Determination in the matter. The Company and the other Respondents filed a motion to intervene in such appeal in support of the USITC and the ALJ’s decision finding three of Ford’s patents invalid, which the Federal Circuit has subsequently granted. The Company will continue to defend this action vigorously.

The Company is a defendant in a pending litigation with MQVP, Inc. (“MQVP”) in the Federal Bankruptcy Court in Detroit, Michigan. The Company has filed two motions for summary judgment in its favor, and discovery in the case has been stayed pending the outcome of those motions. MQVP’s Chapter 11 bankruptcy case has converted to a Chapter 7 case. A Chapter 7 trustee will be appointed, who will control the MQVP lawsuit. Based on the Company’s evaluation of this lawsuit to date, the Company continues to believe it has no liability to MQVP; however, should any liability be determined, the Company does not believe that it would have a material impact on its financial position.

10.     Subsequent Events

On July 16, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LKQ Corporation, a Delaware corporation (“Parent”), and LKQ Acquisition Company, a California corporation and a wholly-owned subsidiary of Parent, by which Parent has agreed to acquire the Company. As a result of the merger, each issued and outstanding share of common stock of the Company will be converted into the right to receive $48.00 per share in cash without interest (the “Merger Price”), and each outstanding option, whether or not vested, shall vest at the effective time of the merger and be converted into the right to receive $48.00 per share in cash less the applicable option exercise price of such option for each share of common stock underlying such option. Shares of certain of the Company’s stock plans, including restricted stock, restricted stock units, deferred stock and performance awards, whether or not vested, shall vest at the effective time of the merger on the terms set forth in the applicable Keystone stock plan and related agreements under which such shares were granted and such shares shall be converted into the right to receive the Merger Price. The Merger Agreement is subject to shareholder and regulatory approval. The merger is expected to close in the fourth quarter of calendar 2007. If the merger is terminated under certain conditions as described in the Merger Agreement, the Company will be required to pay Parent a termination fee of $30 million plus Parent’s out-of-pocket costs and expenses incurred in connection with the merger of up to $1.4 million.

On July 18, 2007, two putative class action lawsuits were filed against the Company and its directors in the Superior Court of the State of California, County of Los Angeles in connection with the Company’s proposed merger with LKQ Corporation pursuant to the terms of a definitive merger agreement between the Company and LKQ Corporation. The lawsuits purport to represent a class of all holders of the Company’s common stock, allege self-dealing and breach of fiduciary duty and challenge the adequacy of the process employed by the Company and the share price to be paid to the Company’s stockholders in the merger. The lawsuits seek to enjoin the proposed merger and request payment of attorneys’ fees. The Company believes the lawsuits are without merit and intends to vigorously defend the actions.